EXHIBIT 10.2

ENTRUST, INC.

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

This amendment (the "Amendment") is made by and between Peter Bello (the "Executive”) and Entrust, Inc., a Maryland corporation (the "company" and together with the Executive hereinafter collectively referred to as the "Parties") effective on the last date signed below.

WITNESSETH:

WHEREAS, the Parties previously entered into an executive severance agreement, dated September 9, 2004 (the "Agreement"); and

WHEREAS, the Parties wish to amend the Agreement, and bring certain terms into documentary compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder ("Section 409A") so as to avoid the imposition of any additional tax under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Timing of Release and Payments. A new paragraph is hereby inserted into the Agreement immediately following the second full paragraph on page 2 as follows:

"As noted in the preceding paragraph your eligibility for receiving benefits under this Agreement is contingent upon your timely signing a standard severance agreement and release (the "Release"). The Release must effective within sixty (60) days following your termination of employment or such earlier period as required by the Release (the "Release Deadline,'). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or other benefits under this Agreement. To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without your having revoked the Release. In addition, no severance will be paid or provided until the Release actually becomes effective. Any severance payment to which you are entitled that would otherwise have been due and payable to you during the sixty (60) day release period shall be paid by the company to you in cash and in full on the sixty-first (61st) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A. The first payment shall include all amounts that would have been paid to you had payment commenced on the date you terminated employment."

2. Code Section 409A. The following new paragraphs are hereby inserted into the Agreement immediately preceding the final full paragraph on page 2 as follows:

"Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) shall be payable until you have a "separation from service" within the meaning of section 409A of the Internal Revenue code of 1986, as amended (the “Code") and the final regulations and official guidance thereunder (together, "Section 409A”). Similarly, no severance payable to you, if any, pursuant to this Agreement that would otherwise be exempt from Section 409A pursuant to Treasury Regulation 1.409A-1(b)(9) shall be payable until you have a "separation from service" within the meaning of Section 409A.

Further, if you are a "specified employee" within the meaning of Section 409A at the time of your separation from service (other than due to death), and the severance payments and benefits payable to you, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A. (together, the "Deferred Payments"), such Deferred Payments that are otherwise payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 4094, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A."

3. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

5. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

6. Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	ENTRUST, INC.

	By:	/s/ Jay D. Kendry
	Title:	VP & CGO
	Date:	Dec. 30, 2008

EXECUTIVE	By:	/s/ Peter Bello
	Title:	SVP
	Date:	Dec. 29, 2008